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                         FUND ACCOUNTING SERVICING AGREEMENT



This contract between Berkeley Capital Management Funds, a Delaware Business Trust (the "Trust"), on behalf of Berkeley Capital Management Money Market Fund, (hereinafter called the "Fund"), and Firstar Trust Company, a Wisconsin corporation, hereinafter called "FTC," is entered into on this _______ day of _______, 1997.

    WHEREAS, the Trust is an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

    WHEREAS, Firstar Trust Company ("FTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

    NOW, THEREFORE, the parties do mutually promise and agree as follows:

    1. SERVICES. FTC agrees to provide the following mutual fund accounting services to the Trust and the Fund:

         A.   Portfolio Accounting Services:

              (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

              (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities.

              (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

              (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.   Expense Accrual and Payment Services:

              (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust on behalf of the Fund as to methodology, rate or dollar amount.

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              (2)  Record payments for Fund expenses upon receipt of written authorization from the Trust on behalf of the Fund.

              (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Trust.

              (4)  Provide expense accrual and payment reporting.

         C.   Fund Valuation and Financial Reporting Services:

              (1) Account for Fund share purchases, sales, exchanges, redemptions, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

              (2) Apply equalization accounting as directed by the Trust on behalf of the Fund.

              (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

              (4) Maintain a general ledger for the Fund in the form as agreed upon.


              (5) For each day the Fund is open as defined in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus. Calculate deviation between amortized cost net asset value and market value net asset value as required by Rule 2a-7 under the Act.


              (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operation at such time as required by the nature and characteristics of the Fund.

              (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

              (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

         D.   Tax Accounting Services:

              (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

              (2)  Maintain tax lot detail for the investment portfolio.

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              (3)  Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust on behalf of the Fund.

              (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

         E.   Compliance Control Services:

              (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund accounting records available to the Trust, the Securities and Exchange Commission, and the outside auditors.

              (2) Maintain accounting records according to the Act and regulations provided thereunder.


    2. PRICING OF SECURITIES. Pricing of securities in the Fund's portfolio shall be performed in accordance with the procedures described in the Fund's current prospectus and statement of additional information, or if such standard valuation procedures cannot be executed, then in accordance with such pricing procedures as may be developed from time to time by the Trust's Board of Trustees and communicated to FTC.


    3. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the FTC.

    4. CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust and the Fund under this Agreement.

    5. COMPENSATION. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

    6.   PERFORMANCE OF SERVICE.

              A. FTC shall exercise reasonable care in the performance of its duties under this Agreement and shall comply in all material respects with all applicable laws and regulations. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its

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        part in the performance or non-performance of its duties under this
        Agreement. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, and against any and all losses resulting from FTC's reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Trust; provided that this indemnification provision shall not apply to any claim, demand, loss, expense, or liability that is a result of FTC's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder, or FTC's reckless disregard of its obligations and duties under this Agreement.

              In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.


              Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense, provided that FTC notifies the Trust of all such errors, other than de minimus errors, and the Trust approves in advance in writing FTC's proposal to reprocess and correct such errors.



              B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case a party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification. In the event that the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over complete defense of the claim, and the Indemnified party shall in such situation initiate no further legal or other expenses


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         for which it shall seek indemnification under this section.  The
         Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.


              C. FTC shall indemnify and hold the Trust and the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorney's fees) which the Trust or the Fund may sustain or incur or which may be asserted against the Trust or the Fund by any person arising out of any actions taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, willful misconduct, or violation of applicable laws or regulations.



    7. RECORDS. FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular Section 31 of the Act and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.


    8. CONFIDENTIALITY. FTC shall handle in confidence all information relating to the Trust's or the Fund's business, which is received by FTC during the course of rendering any service hereunder.

    9. DATA NECESSARY TO PERFORM SERVICES. The Trust, on behalf of the Fund, or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.


    10. NOTIFICATION OF ERROR. The Trust on behalf of the Fund will notify FTC of any balancing or control error caused by FTC as soon as practicable after receipt of any reports rendered by FTC to the Trust, or as soon as practicable after discovery of any error or omission not covered in the balancing or control procedure, or as soon as practicable after receiving notice from any shareholder.


    11. ADDITIONAL SERIES. In the event that the Trust establishes one or more series of shares with respect to which it desires to have FTC render accounting services, under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The portfolio currently covered by this Agreement is: Berkeley Capital Management Money Market Fund.


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    12.  TERM OF AGREEMENT.  This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

    13. DUTIES IN THE EVENT OF TERMINATION. In the event that in connection with termination a Successor to any of FTC's duties or responsibilities hereunder is designated by the Trust by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Trust, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FTC has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

    14. NOTICES. Notices of any kind to by given by either party to the other party shall be in writing and shall be duly given if mailed or delivered to FTC at _______________ or to the Trust or the Fund at 650 California Street, Suite 2800, San Francisco, California 94108 or sent by facsimile transmission to FTC at ______ or to the Trust or the Fund at (415) 249-0553.

    15. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of California. FTC hereby consents to the exclusive jurisdiction, venue, and forum of any state or federal court in San Francisco, California with respect to any action, whether commenced by the Trust or any other party, which, in whole or in part, in any way arises under or relates to this Agreement. FTC hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 14 of this Agreement for the giving of notice.


    16. ATTORNEY'S FEES. If any party to this Agreement seeks to enforce its rights under this Agreement or to construe any provision of this Agreement by legal proceedings or otherwise, the non-prevailing party in such proceedings shall pay all reasonable costs and expenses incurred by the prevailing party (who shall be the party who obtains substantially the relief sought by such party, whether by settlement, compromise, or judgment), including without limitation court costs and all reasonable attorneys' fees.


    17. NOTICE OF DECLARATION OF TRUST. FTC agrees that the Trust's obligations under this Agreement shall be limited to the Fund and its assets, and that FTC shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee, or agent of the Trust.


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    18.  COMPLIANCE WITH APPLICABLE LAW.  FTC represents, warrants, and covenants that it will comply in all materials respects with all applicable laws and regulations, including but not limited to the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, in performing its duties under this Agreement.

    IN WITNESS WHEREOF, the due execution hereof on the date first above written.


ATTEST:                                Firstar Trust Company




                                       By
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ATTEST:                                Berkeley Capital Management Funds





                                       By
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                                          Deborah A. Kemper
                                          President and Principal
                                          Executive Officer


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                                                                       EXHIBIT A


                    BERKELEY CAPITAL MANAGEMENT MONEY MARKET FUND

                               FUND ACCOUNTING SERVICE
                            MONEY MARKET FUND FEE SCHEDULE



    Fund Accounting Annual Fee (based upon fund assets)
         $45,000 up to $500 million
         3/4 basis point on the balance

    Plus out-of-pocket expenses, including daily pricing service

         Domestic and Canadian Equities               $.15
         Options                                      $.15
         Corp/Gov/Agency Bonds                        $.50
         CMO's                                        $.80
         International Equities and Bonds             $.50
         Municipal Bonds                              $.80
         Money Market Instruments                     $.80

    Fees are billed monthly